Exhibit 99.1

    Patriot Scientific Says Licensing Agreements Result in Quarterly Profit

San Diego, March 31, 2005 -- Patriot Scientific Corporation (OTC Bulletin Board:
PTSC) announced today results for the third quarter and nine months ended February 28, 2005. Revenue for the third fiscal quarter ended February 28, 2005 was approximately $2.9 million, up from revenue of $3,384 for the period ended February 29, 2004. Net income for the third quarter was approximately $600,000, or $0.00 per diluted share, compared to a net loss for the third quarter of fiscal 2004 of $975,894, or $0.01 per share.

Revenue for the nine months ended February 28, 2005 was approximately $2.9 million, up from revenue of $66,584 for the nine months ended February 29, 2004. Net loss for the nine months ended February 28, 2005 was approximately $1.5 million, or $0.01 per share, compared to a net loss of $3,001,231, or $0.02 per share, for the nine months ended February 29, 2004.

Jeff Wallin, president and CEO of Patriot Scientific, said, "This quarterly profit resulted from licensing agreements for our microprocessor patent portfolio of seven issued patents and our core technology, the IGNITE microprocessor. The patent portfolio license was the first granted under our focused strategy to assure users of our technology compensate Patriot. The positive net income in the quarter was negatively impacted by $1.2 million in interest charges. However, as a result of the cash flow from the licensing agreements, we expect to eliminate the need for financings with high interest costs and resultant dilution. For the nine months, an interest charge of $2.4 million accounted for the $1.5 million loss. At the end of the quarter, we had over $1 million in cash and short-term investments, $2.7 million in license fees receivable and approximately $3 million of working capital.

"We are accelerating our licensing policy, which we anticipate will result in additional licensing or settlement fees," Wallin continued. "We also are pursuing our current litigation (Case Number C040439) in which we claim full ownership of one of the more significant patents in the portfolio. Recently, Judge Fogel of the U.S. District Court for the Northern District of California issued an order disqualifying our counsel and negating the testimony of our original patent prosecution attorney. We are currently interviewing alternative counsel to continue the case following a reconsideration motion denied by Judge Fogel. We believe the facts of the case can be successfully presented with alternate counsel."

About Patriot Scientific Patriot Scientific is an intellectual property company, developing and marketing innovative and proprietary semiconductor technologies into the fast-growing handheld wireless and smart card markets. The company's portfolio of patents encompasses what is believed to be fundamental microprocessor technology and includes additional patents pending to protect its technology and architecture.

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For Patriot Scientific information, contact Lowell Giffhorn at (858) 674-5018.
Detailed information about Patriot Scientific can be found on the website http://www.ptsc.com. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/patriot/profile.htm.

For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383, e-mail: info@hawkassociates.com.

Media contact: Daryl Toor, Attention Group, (770) 777-9489, e-mail: dtoor@attentiongroup.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks uncertainties related to litigation, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.